 EXHIBIT 99.1

 DEED OF ASSIGNMENT

THIS DEED OF ASSIGNMENT is made on 22 December 2005

BETWEEN:

(1)	Wellington Underwriting plc a company registered in England and Wales under number 02966836 whose registered office is at 88 Leadenhall Street, London, EC3A 3BA (the "Assignor"); and

(2)	Wellington Investment Holdings (Jersey) Limited a company registered in Jersey under number 91731 whose registered office is at 22 Grenville Street, St Helier, Jersey, JE4 8PX, Channel Islands (the "Assignee").

WHEREAS:

(A)	By an agreement dated 22 December 2005 between the Assignor and the Assignee, the Assignor agreed to sell to the Assignee 3,800,412 shares in Aspen and options to subscribe for 3,781,120 shares in Aspen Insurance Holdings Limited (respectively the "Aspen Shares" and the "Aspen Option" and together the "Aspen Investment") (the "Agreement").

(B)	The Assignor now wishes to assign to the Assignee all of its rights and benefits (including the registration rights) under the Registration Rights Agreement in respect of the Aspen Investment pursuant to, amongst others, Section 9 of the Registration Rights Agreement subject to the terms and conditions of this Deed.

INTERPRETATION

In this Deed:

"Registration Rights Agreement" means the Third Amended and Restated Registration Rights Agreement dated as of 14 November 2003 made between the Company, the persons named in Schedule 1 therein, the Seller and Harrington Trust Limited, solely as trustee of the Part A Trust Fund of the Names Trust.

1.	NOW THIS DEED WITNESSES that the Assignor HEREBYASSIGNS to the Assignee all of its rights and benefits (including the registration rights) which the Assignor may have now, or in the future have, under and in accordance with the Registration Rights Agreement in respect of the Aspen Investment.

2.	The address for notices of the New Shareholder for the purposes of Section 9 (c) (Notices) of the Registration Rights Agreement is:

Wellington Investment Holdings (Jersey) Limited
c/o Natasha Cameron
MIFA J Corporate 6
22 Grenville Street
St Helier
JE4 8PX
Channel Islands
Fax number: +44 (0)1534 609333
Email address: natasha.cameron@mourant.com

3.	This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that State.

4.	The courts of the State of New York in New York County and the United States District Court for the Southern District of New York shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Deed and, by execution and delivery of this Deed. Each of the parties to this Deed submits to the non-exclusive jurisdiction of those courts, including but not limited to the in personam and subject matter jurisdiction of those courts, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with Section 9(c) of the Registration Rights Agreement) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Deed.

IN WITNESS whereof this deed has been duly executed and delivered the day and year first before written.

Executed as a deed by Wellington	)
Investment Holdings (Jersey))		Director
Limited acting by	)
and	)
Company Secretary
Executed as a deed by Wellington	)
Underwriting plc acting by	)	Director
and	)
)
Director/Secretary